EXHIBIT 10.62

CORNING INCORPORATED DEFERRED COMPENSATION PLAN FOR DIRECTORS

AMENDMENT NO. 2 TO FEBRUARY 3, 1999 RESTATEMENT

Pursuant to Section 16 of the Corning Incorporated Deferred Compensation Plan for Directors (the “Plan”), Corning Incorporated hereby amends the Plan, effective as of January 1, 2013, as follows:

1.	Section 5 is amended by deleting the section in its entirety and replacing it with the following:

Section 5. Investment of Deferred Amounts

(a)

General. A participant may designate, in increments of 5%, the compensation to be deferred or compensation already deferred to be allocated to a cash account and a restricted stock unit account or any combination of such accounts; provided, however, that once amounts have been allocated to the restricted stock unit account they may not subsequently be reallocated to the cash account. Any change in such designation may be made no later than the 15th day of each March, June, September and December during the deferral period to be effective on the date next following such notification that compensation would have been paid in accordance with the Company’s normal practice but for the election to defer.

(b)	Cash Account. The amount, if any, in the participant’s deferred compensation cash account shall be credited with interest, to be compounded quarterly, calculated prospectively at a rate equal to prime rate of Citibank, N.A. in effect on the date compensation would have been paid in accordance with the Company’s present normal practice on the first day of each January, April, July and October during the deferral period.

(c)	Restricted Stock Unit Account. The amount, if any, in or allocated to the participant’s deferred compensation restricted stock unit account on each date compensation would have been paid in accordance with the Company’s normal practice but for the election to defer shall be in stock-settled restricted stock units (“RSUs”) granted under the Company’s 2010 Equity Plan for Non-Employee Directors (as it may be amended from time to time) or any successor shareholder approved plan that may be designated by the Company, the number of which RSUs shall be equal to such amount divided by the closing price of shares of the Company’s Common Stock on the New York Stock Exchange (hereinafter referred to as “Market Value”) on such date or on the trading day next preceding such date if such date is not a trading day. On each date that the Company pays a regular cash dividend on shares of its Common Stock outstanding, the participant’s account shall be credited with a number of additional RSUs equal to the amount of such dividend per share multiplied by the number of RSUs in such participant’s account on such date divided by the Market Value on such dividend date or on the trading day next preceding such date if the dividend payment date is not a trading day.

(d)	Recapitalization. The number of RSUs in the participant’s restricted stock unit account shall be proportionally adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares effected without receipt of consideration by the Company, or any distribution or spin-off of assets (other than cash) to the stockholders of the Company.

(e)	Application to Amounts Deferred Prior to January 1, 2013. Notwithstanding anything contained above in this Section 5, with respect to amounts deferred under the Plan prior to January 1, 2013 (“Prior Deferrals”), Amendment No. 2 to the Plan shall not be applicable and the Prior Deferrals shall continue to be credited to the accounts in place prior to January 1, 2013;

2.	Section 7 is amended by replacing the last sentence thereof with the following:

All amounts in the participant’s cash account shall be paid in cash, and all amounts in the participant’s restricted stock unit account shall be paid in shares of the Company’s Common Stock (with one share issued for each RSU).

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this amendment on its behalf this 1st day of February, 2012.

CORNING INCORPORATED

By:	/s/ John P. MacMahon
John P. MacMahon

Title:	Senior Vice President, Global Compensation and Benefits

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